Exhibit 99.4

Orient Petroleum and Energy, Inc. Announces Appointment of New CFO

XI’AN, China, March 10, 2011-- Orient Petroleum and Energy, Inc. (OTC Bulletin Board: OPEI.OB) ("Orient Petroleum" or the "Company"), a leading non-state-owned, integrated energy company in China engaged in the wholesale distribution of finished oil products and the operation of retail gas stations, is pleased to announce the appointment of Mr. Steven Shixian Wang to the position of Chief Financial Officer, effective March 7, 2011.

Mr. Wang has been the chief financial officer of China Healthcare Acquisition Corp., since June 2006, and the president of Superior Pacific Corp. since February 1993. From January 2007 to December 2010, Mr. Wang was the general manager of Zencogen Corp., a development stage biotech company in Ithaca, New York, and the managing director and chief financial officer of Eco Energy Partners, Inc., a development stage clean energy company in California. Mr. Wang graduated with a bachelor degree in English from Shanghai Normal University in 1968 and obtained a master’s degree in accountancy from California State University, Northridge, in 1986.

"We are very pleased to have Mr. Wang join our management team to provide financial and strategic leadership to Orient Petroleum." stated Mr. Anping Yao, Chairman and CEO of the Company. "His background and experience will provide us with significant management strength and serve well as a bridge between the Company and the United States capital market."

About Orient Petroleum and Energy, Inc.

Orient Petroleum is a leading non-state-owned, integrated energy company in China engaged in the wholesale distribution of finished oil products and the operation of retail gas stations.

Safe Harbor Statement

This press release contains certain statements that may include "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are often identified by the use of forward-looking terminology such as "believes, expects, anticipate, optimistic, intend, will" or similar expressions. The Company's actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in OPEI's periodic reports that are filed with the Securities and Exchange Commission and available on its website at http://www.sec.gov . All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

For more information, please contact:

Anna Shao, Investors Relations Officer
Orient Petroleum and Energy, Inc.
Tel:	+86 29 8231 5812
Email:	514220774@qq.com